EXHIBIT 99.1
PlasmaTech Biopharmaceuticals, Inc. (logo)

PlasmaTech News

PLASMATECH BIOPHARMACEUTICALS’ ANNOUNCES $5 MILLION PRIVATE PLACEMENT

Dallas, TX and New York, NY, April 2, 2015 – PlasmaTech Biopharmaceuticals, Inc. (NASDAQ: PTBI), a biopharmaceutical company advancing protein biologic therapies and oncology supportive care products, today announced that it has entered into a definitive purchase agreement with Knoll Capital Management, a leading healthcare institutional investor, to raise $5.0 million in a private placement of common stock. The private financing is comprised of 1,666,667 shares of common stock, at a price of $3.00 per share. PlasmaTech plans to use the proceeds of the financing to accelerate development of its proprietary Salt Diafiltration (SDF™) Plasma Protein technology, working capital and general corporate purposes.

“We are pleased to add another leading healthcare and biotechnology investor to our shareholder base, and the additional capital enables the Company to build out its innovative, and potentially disruptive, technology platform in the high-growth plasma biologics arena,” stated Steven H. Rouhandeh, PlasmaTech’s Executive Chairman. “We appreciate the vote of confidence from Knoll Capital, and look forward to a productive relationship moving forward.”

The closing of the offering is subject to the satisfaction of customary closing conditions. The securities sold in this financing have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About Plasma Proteins and the SDF™ Process: The global market for drugs derived from human blood plasma fractionation is currently greater than US$15 billion, and is growing at a rate close to 10% annually. Despite this significant market opportunity, limited innovation in fractionation technology has occurred in decades. PTBI has developed and patented a new extraction process for plasma biologics that may fundamentally change the economics of blood plasma fractionation, and makes possible the extraction of several additional therapeutically useful plasma proteins. The Company believes that PlasmaTech’s proprietary fractionation process is expected to significantly enhance yields of key value blood proteins, including alpha-1 antitrypsin, expanding market opportunities while greatly enhancing margins. The Company obtained rights to utilize and sub-license to other pharmaceuticals firms, the patented improved methods for the extraction of therapeutic biologics from human plasma. The Company believes that PlasmaTech’s lead product opportunity, alpha-1 antitrypsin (ATT), will offer a potentially high revenue, short time-to-market respiratory product (AAT) for treatment of inherited COPD (pulmonary emphysema), among other indications. Additionally, the ability to extract several additional therapeutically useful and important proteins, due to the process being less destructive than historical fractionation processes, may enable the Company to seek new therapeutic applications and address high-value-added orphan indications.

About PlasmaTech: PlasmaTech is a biopharmaceutical company focused on advancing protein biologic therapies and oncology supportive care products. Exploiting two proprietary platforms, Salt Diafiltration (SDF™) Process and Polymer Hydrogel Technology (PHT™), PlasmaTech is active in the development and commercialization of human plasma-derived therapeutics, including its proprietary alpha-1 protease inhibitor, SDF Alpha™. The company has a robust product pipeline that includes two commercial stage products, MuGard® and ProctiGard™, and follow-on products in development. For more information, visit www.plasmatechbio.com.

Company and Media Contact:
Andre’a Lucca
Director of Communications
PlasmaTech Biopharmaceuticals, Inc.
212-786-6208
alucca@plasmatechbio.com

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties. These statements include, without limitation, those relating to: the anticipated closing of, and the amount of the proceeds from, the private placement described in this press release, our cash burn rate, clinical trial plans and timelines and clinical results for MuGard and ProctiGard, the global market for drugs derived from human blood plasma and its growth rate, expectations relating to AAT, our ability to achieve clinical and commercial success and our ability to successfully develop marketed products. These statements are subject to numerous risks, including but not limited to PlasmaTech's need to obtain additional financing in order to continue the clinical trial and operations and to the risks detailed in PlasmaTech’s Annual Reports on Form 10-K and other reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligations to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release, whether as a result of new information, future developments or otherwise.